March 6, 2023

Dear Shareholder:

On February 27, 2023, MacKenzie Realty Capital, Inc. announced the updated net asset value of its common shares as of December 31, 2022.  We are writing this letter to give you further information on the valuation and performance of the portfolio as a whole, and to notify you of the new issuance price for the dividend reinvestment program.

 1.  Decline in Net Asset Value - MacKenzie has published its estimate of NAV as of December 31, 2022 of $7.38, a decline of about 23% compared to December 31 of 2021.  Property values are driven largely by net operating income and capitalization rates (“cap rates”).  Our overall portfolio performance increased, but that increase was more than offset by increases in cap rates.  Cap Rates and property values are inversely proportional to each other, meaning an increase in cap rates will result in a proportional decrease in property value.  If cap rates rise from 5.0% to 5.5%, a 10% increase, then the resulting property value will experience an approximate 10% decrease.  As widely reported in the news, cap rates from commercial properties have increased across most markets in the US in the past year, resulting in reductions in values of such properties regardless of property operations.  MacKenzie’s properties were not immune to these trends.

2.  Fundamental performance - The occupancy and rental revenue at our consolidated properties increased, indicating that the portfolio fundamental performance is strong.  The average total occupancy at our consolidated properties increased from 83% at December 31, 2021 to 91% at December 31, 2022.

3.  Outlook
(i)
Dividends - The Company realized a large gain in January of over $10 million, which should be enough to support our regularly increasing quarterly dividend through the end of calendar 2023.  We may be dependent upon another realized gain in order to continue the increases through 2024.

(ii)
Net asset value - We are unsure whether the recent rise in cap rates has run its course, or whether it will continue.  It is also unknown whether the domestic economy will go into recession this year.  Given these two material risks, we cannot predict whether NAV will increase or decrease next year.  We intend to focus on fundamental performance and believe that eventually NAV will follow.

(iii)
Listing - The Company’s Charter requires it to pursue a liquidity event by year-end 2024, or to solicit a vote to approve an extension.  We are hopeful that interest rates and cap rates come down a bit this year as performance continues to rise. With a potentially increased NAV next year plus another year of rising dividends, we hope to list our common shares by late 2024.

(iv)
New Development - The Company is excited to announce the upcoming launch of our new multi-family development “Aurora at Green Valley”.  We have already completed substantial work toward breaking ground and anticipate doing so later this summer.  We will be offering the opportunity to participate in this development to select accredited investors.

As a result of this update, the Board has lowered the price of Shares issued under the Dividend Reinvestment Program to $7.38 per share, the new NAV.   If you wish to make any changes to your distribution election, please submit an Account Maintenance Form, found on our website – www.mackenziecapital.com/mrcforms/, no later than April 15, 2023.  Any forms received after this date will be processed after the 1st Quarter 2023 distribution.  Please note, if your investment is held in a custodial account the form must also be signed by your custodian.

If you have any questions or would like to discuss your request in detail, please free to contact our Investor Services Department at 800-854-8357 Option 6 or email us at investors@mackenziecapital.com.

Sincerely,

Robert E. Dixon, President

Cc: Registered Rep, BD

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091322000031/mrc253g2111022.htm